DocuSign Envelope ID: F729FF44-5DD4-4D36-BBE2-7D986606CBCB

EPOCH MEDIA GROUP

AGREEMENT

EPOCH MEDIA GROUP
229 WEST 28TH ST., FL 7, NEW YORK, NY 10001
P: 212-244-3395 #1067 F: 646-213-1219

ADVERTISING COMPANY: GlobeX Data Ltd.

NAME OF CONTACT: Alain Ghiai

ADDRESS: First Canadian Place, 100 King Street West, Suite 5600, Toronto, ON M5X 1C9,Canada

TELEPHONE:

FAX:

EMAIL: aghiai@sekur.com

WEBSITE: www.sekur.com

PLEASE SELECT THE OFFICE:

☐ NY ☐ DC ☐ LA ☐ SF ☐ Chicago ☐ Houston ☐ Dallas Others: US Nationwide

AD CAMPAIGN	START DATE	END DATE	INCLUSIONS	# OF UNITS /MONTHS	RATE ☑ Per unit ☑ Per month	AMOUNT
EET MB News	7/1/21	9/30/21	11 sends		$ 6,480.00	$ 71,280
Facts Matter	6/15/21	12/30/21	23 episodes		$ 4,250.00	$ 97,750
Cross Roads	7/1/21	12/30/21	15 episodes		$ 2,150.00	$ 32,250
Inbanner video	7/1/21	12/30/21	250K Imp/month	6 months	$ 4,000.00	$ 24,000

NOTES:

1 See attached schedule for newsletter, Facts Matter, Cross Roads & payment schedule
2 Monthly payment; Pay each month for next month's execution

PAYMENT NOTES:

Next Payment Due Date: ____________

Payment schedule:

CREATIVE/SET UP FEE	
TOTAL AMOUNT	$ 225,280
DEPOSIT AMOUNT	$ 6,400
BALANCE DUE	$ 218,880

PAYMENT METHOD: ◯ CHECK ◯ VISA ◯ MASTERCARD ◯ AMEX ◯ CASH

NAME ON CREDIT CARD

CARD NUMBER

EXPIRATION DATE

SECURITY CODE

SIGNATURE

DATE

BILLING ADDRESS (IF DIFFERENT FROM ABOVE)

I authorize Epoch Media Group to charge my credit card for the amount specified above.

CUSTOMER SIGNATURE

Alain Ghiai

NAME

SIGNATURE

6/1/2021

DATE

EPOCH MEDIA GROUP

Gloria Zhang

NAME OF REPRESENTATIVE

SIGNATURE

05/27/21

DATE

MANAGER APPROVAL

CONTRACT #: ____________

Advertising Standard Terms and Conditions – USA

1. APPLICATION

(a) These terms and conditions, between Epoch Media Group (EMG) and Agency and/or Advertiser ("Standard Terms") shall apply to any purchase made by Advertiser, or by Agency on behalf of Advertiser, for the placement of any form of advertising or promotion on any EMG service, including but not limited to, newspapers, television, magazines, websites, and etc.

(b) The Standard Terms, along with the applicable Insertion Order, shall constitute the agreement between EMG and Agency and/or Advertiser with respect to the specific advertising placement (the "Agreement") and will govern and control all current and prospective services that EMG may periodically render for Agency, Advertiser and/or any other advertiser for whom Agency may order advertising or related services or on whose behalf Agency places advertising with EMG. Advertiser's signature on an Advertising Contract constitutes acceptance by the advertiser of all rates and conditions that exist when EMG sells the advertising and those of subsequent rate cards. Advertiser's signature also indicates acceptance of EMG's policies.

2. TERMINATION EMG may terminate this Agreement at any time (i) upon material breach by Agency or Advertiser, (ii) pursuant to paragraph 4 hereof, or (iii) if Agency or Advertiser's credit is, in EMG's reasonable opinion, impaired. EMG reserves the right to decline or cancel any advertisement at any time without liability to EMG or Advertiser or Agency. Upon any termination by EMG, all unpaid accrued charges shall immediately become due and payable.

3. FORCE MAJEURE If, as a result of an act of God, force majeure, public emergency, labor dispute, restriction imposed by law or other governmental order, technical failures or for any other cause beyond EMG's reasonable control, EMG fails to provide access to any or all of the advertisement to be provided hereunder, EMG shall not be in breach hereof but EMG shall be authorized to substitute a reasonably satisfactory date and time to provide substitution and if no such space is available the charges allocable to the omitted advertisement will be waived.

4. PRE-EMPTIONS EMG shall have the right to cancel any advertisement, etc. or portion thereof covered by this Agreement, for any reason, including but not limited to, replacing Advertiser or Agency's booking with EMG's advertisement, if in its sole discretion, it deems it to be of public interest or of significance. In the event a satisfactory substitute date and time is not agreed upon, the advertisement so pre-empted shall be deemed cancelled and the charges allocable thereto, cancelled.

5. ADVERTISEMENT MATERIALS All advertisement materials shall be furnished to EMG and delivered to it at Agency and/or Advertiser's sole cost and expense, unless otherwise agreed upon. Such materials, together with any instructions pertaining thereto shall be delivered on an agreed upon advance date as provided in the applicable insertion orders or consistent with specific media terms contained herein. All materials furnished or approved by Agency or Advertiser shall not be contrary to the public interest, shall conform to EMG's quality standards and are subject to EMG's prior approval and continuing right to reject, suspend the access of, or require editing of such materials. Agency and/or Advertiser jointly and severally represent and warrant, and take full responsibility to ensure, that for all materials submitted or approved by Agency and/or Advertiser (i) they are authorized and have obtained all necessary clearances, permissions, approvals, authorizations, rights and licenses to make available on the site, in publications or to telecast the entire contents and subject of the materials; (ii) all materials comply with all applicable laws, rules, and regulations, and any industry codes or rules by which Advertiser or Agency may be bound, (iii) all advertising or any other materials provided shall not contain spyware, adware, or any other software designed to covertly gather user information through the user's Internet connection; (iv) all advertising or any other materials provided shall not contain unauthorized embedded interactive triggers or other software that automatically diverts users from any EMG site or service; and (v) all materials are accurate and that all claims contained therein have been substantiated. Without limiting the foregoing, Agency and/or Advertiser agree, represent and warrant that, with respect to advertising placed with EMG, they shall secure any and all clearances, permissions, approvals, authorizations, rights and licenses necessary for EMG's placement of all elements contained in the materials for uses of all types in all geographical areas. Advertiser and/or Agency represents and warrants that all forms of advertisements comply with all national and international legal and regulatory requirements and codes of practice (whether voluntary or obligatory), in all jurisdictions in which the advertisement shall appear. EMG will not be liable for loss or damage to, or errors or omissions in, any advertising provided by or approved by Advertiser or Agency. If requested within thirty (30) days of the last advertisement placement hereunder, EMG will at Agency and/or Advertiser's sole expense return the material to Agency or Advertiser. All material not so requested shall be disposed of at any time after thirty (30) days following the last advertisement date hereunder.

6. INDEMNIFICATION Agency and Advertiser will jointly and severally indemnify, defend (at EMG's election) and hold harmless EMG from and against all claims, demands, debts, obligations, judgments, settlements, or charges (including, without limitation, reasonable attorneys' fees and disbursements) which arise out of or result from Agency's and/or Advertiser's breach or alleged breach of any obligations, representations, or warranties hereunder, or the appearance of materials, or contemplated appearance of materials, furnished by or on behalf of Agency or Advertiser or furnished by EMG for the benefit of Agency and/or Advertiser. In all such instances, Agency and/or Advertiser are responsible for and must promptly reimburse EMG for all attorneys' fees, costs, expenses, judgments, and/or settlements as they are incurred. The provisions of this paragraph shall survive the termination or expiration of this Agreement.

7. PAYMENT

(a) Advertiser and/or Agency will pay for all such services within 30 days of the date of the invoice. Accounts not paid within terms are subject to a 1.3% monthly finance charge, calculated from the date of the invoice.

(b) Advertiser and/or Agency shall notify EMG in writing within thirty (30) days from the date of invoice of any discrepancy or disagreement with any commercial, advertisement, service, and/or the amount charged for the same. Advertiser's and/or Agency's failure to report any such discrepancy or disagreement in writing within such time will constitute a waiver of any claim relating to such discrepancy or disagreement. Advertiser and/or Agency shall pay all uncontested portions of invoices pursuant to the terms set forth herein. Finance charges may accrue as set forth above on any late payments.

(c) Returned checks are subject to a $100 surcharge. A money order or cashier's check will be required as a subsequent payment method.

(d) New Contracts:

- Contracts for 3 months or less must be paid in full prior to insertion date.
- All other contracts require a minimum of a 3-month deposit followed by a 2nd monthly payment due by the 1st of the 2nd month.

Ad Agencies are excluded from the above.

(e) Additional Fees: Additional changes, revisions, translations and or additions to the ad design and/or contents may be subject to a service charge of $150/hour.

8. ADVERTISER CANCELLATION

Orders for advertising shall be non-cancelable after Agreement has been signed. Thereafter Advertiser and/or Agency must demonstrate circumstances beyond its control or other reasons via a notice in writing to EMG for consideration. Advertiser and/or Agency will be responsible to pay for any production or creative services provided by EMG regardless of the cancellation.

Any deposits made are non-refundable.

9. GENERAL

(a) Conflicts

- No conditions, printed or otherwise, appearing on insertion orders, or instructions, which conflict with the provisions of this confirmation Agreement will be binding on EMG, unless otherwise agreed by the parties.
- In the event of a conflict between the advertiser's order and the rate card, the rate card shall govern unless special arrangements were made and approved by an EMG sales manager.

(b) EMG agrees to hold Agency and the other subsidiaries of Agency Group (collectively, "AG"), solely liable for payment to EMG to the extent proceeds have cleared from its Advertiser clients (each, an "Advertiser") to AG for any amount payable to EMG. For sums owing but not cleared to AG, or for sums cleared but subsequently returned by AG to Advertiser or its successor or estate in bankruptcy (in any case the "Trustee"), EMG reserves the right to suspend the insertion of advertisements or other types of insertions. EMG agrees, except as stated otherwise herein, AG must pay for the insertion irrespective of whether AG has been paid by Advertiser. AG will make reasonable efforts to collect payment from Advertiser.

AG acknowledges and agrees that in the event Advertiser payment is 45 days past due and/or in the event a petition under the U.S. Bankruptcy Code is filed by or against AG, EMG may contact Advertiser directly with respect to payment and pursue any other collection activities in its sole discretion, and in such event Advertiser shall be liable directly to EMG. Advertiser will be responsible for all fees incurred from collection agency.

(c) Unless otherwise agreed by EMG and Agency and/or Advertiser, with respect to digital and print advertisements, EMG shall have the right to insert the advertising in various areas of the applicable website or editorial position from time to time in its discretion and all advertising positioning/placement clauses or conditions will be treated as requests and cannot be guaranteed. Subject to the terms and conditions hereof, with respect to on-air advertisements, EMG will telecast the advertising covered by this Agreement on the date and at the approximate hour and time agreed upon by the parties. EMG shall have no obligation to telecast for the benefit of any person or entity other than Agency and/or Advertiser or for a product or service other than that agreed upon by the parties.

(d) Unless otherwise specifically agreed upon by the parties, no cash discounts, volume discounts or other discounted rates will apply.

(e) EMG, Agency and/or Advertiser acknowledge that they will have access to certain trade secrets and other non-public confidential information of each other during and in connection with the performance of services ("Confidential Information"), and each hereby agrees not to disclose any Confidential Information to any third party and not to use any such Confidential Information for any purpose other than the performance of services pursuant to these Standard Terms. All such Confidential Information and trade secrets are and shall remain the exclusive property of their respective owner and no license shall be granted or implied with respect to such Confidential Information or trade secrets by reason of access to the same in connection with the performance of services hereunder. The foregoing agreement of non-use and nondisclosure shall survive any termination or expiration of any agreement between the parties and shall continue in full force and effect for a period of three (3) years from the date of the Agreement.

(f) This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles or provisions compared to other state laws. Any suit, action or proceeding brought in connection with or arising under this Agreement that is commenced by Advertiser or Agency against EMG must be brought in a Federal, State or local court of competent jurisdiction located in New York County, New York. In addition, Advertiser and/or Agency hereby expressly consent that any Federal, State or local court of competent jurisdiction located in New York County, New York shall have personal jurisdiction over them with respect to any suit, action or proceeding brought in connection with or arising under this Agreement that is commenced by EMG.

(g) In the event of a breach hereof by EMG, the exclusive remedy of Advertiser and/or Agency therefore shall be a credit for substituted advertising time or placement of equal value, and in no event shall EMG be liable for any consequential or incidental damages, or monetary damages of any type.

(h) This Agreement is subject to the terms of licenses held by EMG and is subject also to all laws and regulations now enforced or which may be enacted in the future, including but not limited to the rules and regulations of the Federal Communications Commission, where applicable.

(i) As used herein the term "EMG" shall refer to Epoch Media Group, Inc. on behalf of itself and/or any of its relevant subsidiaries, and its and/or their publications, networks, as well as owned or controlled digital platform properties and/or platforms on which subsidiaries have a contractual right to serve advertising (collectively "EMG").

(j) The party placing advertising on behalf of Advertiser and/or Agency acknowledges that it has the authority to do so and that by its placement has caused Advertiser and/or Agency to be bound by the terms hereof. Agency shall be deemed to be acting as the principal and the authorized agent for any advertiser for whom Agency may order advertising or related services and/or on whose behalf Agency places advertising with EMG, including, without limitation, Advertiser and/or Agency agrees that it has the authority to legally obligate Advertiser as provided herein.

(k) A waiver by EMG of any portion of the terms or conditions of this Agreement shall not be deemed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof, nor shall any such waiver relieve Agency or Advertiser from their obligations to comply strictly with the terms and conditions of this agreement.

(l) If any term or condition of this Agreement is declared invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each remaining term or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(m) Copyright and Intellectual Property: Advertiser and/or Agency acknowledges that EMG owns a collective copyright and intellectual property right in and to the selection, coordination and arrangement of the content of all publications, and designs and modifications of videos, creative designs, etc. including any advertisements or commercials it publishes.

Advertiser and/or Agency agrees that to the extent that EMG deems it necessary, Advertiser and/or Publisher is obligated to cooperate and/or participate in any enforcement by EMG of its copyright and/or intellectual property rights.

Advertiser and/or Agency shall be solely responsible for copyright and intellectual property infringements related to all commercial/advertisement contents, ideas, designs, concepts, materials, data, photos, music, audio and/or video provided solely by Advertiser and/or Agency to EMG.